Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-214241) of Golar LNG Partners LP and in the related Prospectus and in the Registration Statement (Form S-8 No. 333-212485) pertaining to the Long Term Incentive Plan of Golar LNG Partners LP, of our reports dated May 1, 2017, with respect to the consolidated financial statements of Golar LNG Partners LP, and the effectiveness of internal control over financial reporting of Golar LNG Partners LP included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Ernst &Young LLP
London, England
May 1, 2017